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                                                                    EXHIBIT 12.2

                         CENTRAL ILLINOIS LIGHT COMPANY
                        Computation of Ratio of Earnings
                                to Fixed Charges

                                 2002         2001         2000         1999         1998
                                                   Twelve Months Ended
(As Restated(1))
(In thousands)
Earnings, as Defined:
  Net Income                   $ 50,128     $ 14,638     $ 47,777     $ 19,249     $ 44,235
  Income Taxes                   26,472        7,789       26,227        8,376       22,472
  Fixed Charges, as Below        29,359       29,282       29,443       29,224       28,187
                               --------     --------     --------     --------     --------
    Total Earnings, as
      Defined                  $105,959     $ 51,709     $103,447     $ 56,849     $ 94,894
                               ========     ========     ========     ========     ========
Fixed Charges, as Defined:
  Interest on COLI             $  5,334     $  4,926     $  4,300     $  4,031     $  3,624
  Interest on Short-term
    Debt                            839        3,221        4,159        2,015          962
  Interest on Long-term
    Debt                         19,006       17,678       17,516       19,234       19,498
  Amortization of Debt
    Discount & Expense,
    Premium and Reacquired
    Loss                            544          414          423          668          535
  Miscellaneous Interest
    Expense                       2,017        2,186        1,565        1,467        1,780
  Interest Portion of
    Rentals                       1,619          857        1,480        1,809        1,788
                               --------     --------     --------     --------     --------
    Total Fixed Charges,
      as Defined               $ 29,359     $ 29,282     $ 29,443     $ 29,224     $ 28,187
                               ========     ========     ========     ========     ========
Ratio of Earnings to
  Fixed Charges                     3.6          1.8          3.5          1.9          3.4
                               ========     ========     ========     ========     ========

(1) See Note 17 to the Consolidated Financial Statements.